Exhibit 23.5

CONSENT OF COUNSEL

     I consent to the incorporation by reference in this Registration Statement of Meritor, Inc. ("Meritor") on Form S-3 of the references to me under the headings "Item 1. Business - Environmental Matters" and "Item 3. Legal Proceedings" in the Annual Report on Form 10-K of Meritor for the fiscal year ended October 2, 2011.

By:	/s/ Vernon G. Baker, II
Vernon G. Baker, II
Senior Vice President and
General Counsel of Meritor, Inc.

Date: February 7, 2012